Item 77O - 10f3 Transactions

THE LAZARD FUNDS, INC.

SECURITIES PURCHASED DURING AN UNDERWRITING
INVOLVING LAZARD CAPITAL MARKETS LLC SUBJECT TO RULE 10f-3
UNDER THE INVESTMENT COMPANY ACT OF 1940

For the Period Ended June 30, 2013

						   Total              Shares
					Date	   Shares     Price   Purchased by
Portfolio		Security	Purchased  Offered  Per Share The Portfolio
									(1)
Lazard US		SeaWorld  	4/19/13	   26,000,000	$27.00 	10,400
 Small-Mid Cap		Entertainment
 Equity Portfolio	Inc.


Total		                % of Offering
Principal	% of Offering	Purchased by
Purchased by	Purchased by	all Portfolios	Selling
The Portfolio	the Portfolio	(25% Maximum*)	Broker

$280,800	0.0400%		0.0769%		JPMorgan


Notes:
(1) In addition to the Portfolios, other accounts managed by LAM purchased, in aggregate, 20,000 shares, or 0.077%, of the total shares offered by SeaWorld Entertainment Inc.

*Purchases by all Portfolios in aggregate may not exceed 25% of the principal amount of the offering.